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                                                                    Exhibit 99.1

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
VALENTIS, INC.                          SMALLCAPS ONLINE GROUP LLC          BURNS MCCLELLAN, INC.
Bennet Weintraub (CFO, VP Finance)      Darcey Rakestraw (media)            Stephanie Diaz (investors)
(650) 697-1900 x.214                    (212) 554-4158                      (415) 352-6262
bweintraub@valentis.com                 drakestraw@smallcapsonline.com      sdiaz@sf.burnsmc.com

FOR IMMEDIATE RELEASE

                VALENTIS, INC. ANNOUNCES BUSINESS REORGANIZATION

BURLINGAME, CA, NOVEMBER 5, 1999 - Valentis, Inc. (Nasdaq:VLTS) today announced a restructuring of the Company designed to improve the efficiency of product development and enhance the Company's capability for clinical development. The Company's headquarters will remain in Burlingame, California, which will also be the center for clinical, regulatory, manufacturing and process development. All preclinical research and development is being moved to the Company's facility in The Woodlands, Texas. PolyMASC Pharmaceuticals in London, England, will continue to develop polymer products through the feasibility stage.

As part of this restructuring, a small number of jobs in the Burlingame center were eliminated. Also, Rodney Pearlman, Ph.D., Valentis' Senior Vice President of Research and Development, announced his intention to leave the company to pursue other business opportunities.

Benjamin F. McGraw, President and Chief Executive Officer of Valentis noted "We believe that mergers are the most expeditious route to the creation of additional products for clinical development, and this has turned out to be true. We now have multiple clinical candidates and are restructuring the company to most efficiently develop these as products."

Valentis, Inc. (resulting from the merger of Megabios, Inc., GeneMedicine, Inc. and PolyMASC Pharmaceuticals plc) is a leader in the field of biologics delivery. The Company develops proprietary technologies and applies its preclinical and early clinical development expertise to create novel therapeutics. The Company's core technologies include multiple gene delivery and gene expression systems and PEGylation technologies designed to improve the safety, efficacy and dosing characteristics of genes, proteins, peptides, peptidomimetics, antibodies and replicating and non-replicating viruses.

These technologies are covered by a broad patent portfolio that includes issued U.S. and European claims. Valentis' commercial strategy is to enter into corporate collaborations for full-scale clinical development and marketing and sales of products. Together, Valentis and its wholly-owned subsidiary PolyMASC Pharmaceuticals, currently have corporate collaborations with Roche Holdings, Eli Lilly, Glaxo Wellcome, Transkaryotic Therapies, Onyx Pharmaceuticals and Bayer International, and a manufacturing partnership with DSM Biologics and Qiagen N.V. Additional information about Valentis and PolyMASC can be found at WWW.VALENTIS.COM and WWW.POLYMASC.COM.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. There can be no assurance that Valentis will be able to develop a commercially viable gene-based therapeutic, that any of its programs will be partnered with a pharmaceutical partner, that necessary regulatory approvals will be obtained, or that any clinical trials will be successful. The actual results may differ from those projected in the forward-looking statement due to risks and uncertainties that exist in the Company's operations and business environment. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 1999 filed with the Securities and Exchange Commission.

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